Exhibit 99.1

Contacts:

Bruce Margetson	Reena Spektor
Endwave Corporation	Walt & Company Communications
(408) 522-3100	(408) 496-0900
bruce.margetson@endwave.com	rspektor@walt.com

For Immediate Release

ENDWAVE CORPORATION REPORTS RECORD REVENUES OF $12.5 MILLION
FOR THE THIRD QUARTER

SUNNYVALE, Calif. October – 24, 2000 – Endwave Corporation (Nasdaq:ENWV), a provider of radio frequency (RF) subsystems for broadband wireless access networks, today reported its results for the quarter ended September 30, 2000.

Net revenues for the third quarter were $12.5 million, compared with pro forma net revenues of $4.7 million for the same period last year, an increase of 166 percent. Pro forma net loss was $8.0 million, or $0.30 per share, compared with pro forma net loss of $3.7 million for the third quarter of fiscal 1999, an increase of 116 percent. Pro forma net revenues and loss include retroactively the effects of the merger between Endgate Corporation and TRW Milliwave effective March 31, 2000, and pro forma loss excludes amortization of goodwill, intangible assets and deferred stock compensation expenses.

Actual net loss for the third quarter of fiscal 2000 was $15.4 million, or $22.99 per share, compared with a loss of $263,000 for the same period last year.

Pro forma net revenues for the nine month period ended September 30, 2000, were $31.1 million, compared with $8.7 million for the same period last year, an increase of 257 percent. Pro forma net loss for the nine month period ended September 30, 2000, was $24.4 million, or $0.97 per share, compared with pro forma net loss of $15.5 million for the same period of the prior year, an increase of 57 percent. Pro forma net revenues and loss include retroactively the effects of the

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Endwave Announces Third Quarter Revenues, Page 2

merger between Endgate Corporation and TRW Milliwave effective March 31, 2000, and pro forma loss excludes in-process research and development and amortization of goodwill, intangible assets and deferred stock compensation expenses.

Actual net revenues for the nine month period ending September 30, 2000 were $28.0 million, compared with $7.5 million for the same period last year. Actual net loss for the nine months ended September 30, 2000, was $42.8 million, or $65.01 per share, compared with $2.3 million for the same period of the prior year.

“We’re extremely pleased with our third quarter results, having exceeded our revenue target and achieved solid revenue growth,” said Ed Keible, president and chief executive officer, Endwave Corporation. “The company is focused on continuing its revenue growth through the expansion of our customer relationships and product offerings. With the capital we raised in our IPO to invest in the company’s growth, we can concentrate on expanding our manufacturing capacity to satisfy the growing demand for next generation wireless infrastructure solutions.”

On October 6, 2000, the company closed a private placement sale of shares of common stock, for net proceeds of approximately $6,000,000, and on October 20, 2000, the company closed its initial public offering for net proceeds of approximately $78,000,000. These proceeds are not reflected in the balance sheet at September 30, 2000.

About Endwave
 Endwave Corporation is a provider of radio frequency (RF) subsystems that enable the transmission and reception of data signals in broadband wireless systems. The company develops and manufactures products used in high-speed cellular backhaul, point-to-point access and point-to-multipoint access applications. These products include RF modules, integrated transceivers, broadband antennas and outdoor units. Endwave has more than 30 issued patents covering its core technologies including semiconductor, circuit and antenna designs as well as its Flip-Chip GaAs MCIC technology. Endwave Corporation is headquartered in Sunnyvale, Calif. Additional information about the company can be accessed from the company’s web site at http://www.endwave.com.

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Endwave Announces Third Quarter Revenues, Page 3

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
 Statements in this press release may contain forward-looking statements within the meaning of the Federal securities laws and are subject to the safe harbors created thereby. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: the risks that products will fail to achieve market acceptance, the timing of customer orders, delays in the design process, the length of our sales cycle, our ability to develop, introduce and market new products and product enhancements, changes in product mix or distribution channels; the demand for wireless networking products and end-user products that incorporate wireless technology; competitive technologies; and, technological difficulties and resource constraints encountered in developing and/or introducing new products. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in the company's public reports filed with the Securities and Exchange Commission, such as those discussed under “Risk Factors” in the Company’s report on form S-1, which was declared effective on October 16, 2000.